Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

by and among

Gold Horse International, Inc.

a Nevada corporation

and

the Shareholders of

Gold Horse International, Inc.,

on the one hand;

and

Genesis Technology Group, Inc.

a Florida corporation,

and

the Shareholders of Genesis Technology Group, Inc.,

on the other hand

September 6, 2006

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange, dated as of September 6, 2006 (this “Agreement”), is made and entered into by and among the shareholders of Gold Horse International, Inc., a Nevada corporation (“Gold Horse”), listed on Schedule I attached (each, a “Gold Horse Shareholder,” collectively, the “Gold Horse Shareholders”), on the one hand; and Genesis Technology Group, Inc., a publicly traded Florida corporation (OTCBB: GTEC) (“Genesis”), Gary Wolfson, an individual, Kenneth Clinton, an individual, Adam Wasserman, an individual (all hereinafter referred to collectively as the “Genesis Shareholders”) on the other hand. Gold Horse is a party to this agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, it is contemplated that Genesis shall acquire a hotel development and management group in China, referred to as the Jin Ma Group, by means of a share exchange transaction;

WHEREAS, the Jin Ma Group consists of Gold Horse International Inc., a Nevada holding company (“Gold Horse”) that controls and owns the business of the Jin Ma Group through a series of management agreements with (i) Inner Mongolia Jin Ma Construction Co. Ltd., (ii) Inner Mongolia Jin Ma Real Estate Development Co. Ltd., and (iii) Inner Mongolia Jin Ma Hotel Co. Ltd., each a corporation organized under the laws of People’s Republic of China (the “Operating Companies”).

WHEREAS, Genesis is a publicly traded Florida corporation.

WHEREAS, the Board of Directors of Genesis has adopted resolutions approving Genesis’s acquisition of 100% of the shares of Gold Horse (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each Gold Horse Shareholder owns the number of shares of common stock of Gold Horse set forth opposite such Gold Horse Shareholder’s name in Column I on Schedule I attached hereto (collectively, the “Gold Horse Shares”);

WHEREAS, the Gold Horse Shareholders own, collectively, an amount of shares of common stock of Gold Horse, constituting 100% of the issued and outstanding capital stock of Gold Horse, and the Gold Horse Shareholders desire to exchange their respective portion of the Gold Horse Shares pursuant to the terms and conditions of this Agreement;

WHEREAS, the Genesis Shareholders hold an amount of shares of Genesis common stock which represents approximately 29.5% of the issued and outstanding capital stock of Genesis;

WHEREAS, the Genesis Shareholders will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements;

WHEREAS, the parties desire to execute a share exchange such that Gold Horse shall become a wholly-owned subsidiary of Genesis, and the Gold Horse Shareholders shall receive, in exchange for their shares of Gold Horse, shares of Genesis;

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1      The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the Gold Horse Shareholders will sell, convey, assign, transfer and deliver to Genesis the Gold Horse Shares, and as consideration for the acquisition of the Gold Horse Shares, Genesis will issue to each Gold Horse Shareholder, in exchange for such Gold Horse Shareholder’s pro rata portion of the Gold Horse Shares, one or more stock certificates representing the number of shares of Genesis common stock set forth opposite such Gold Horse Shareholder’s name in Column II on Schedule 1.1(a) attached hereto (collectively, the “Genesis Shares”). The Genesis Shares issued shall constitute 65% of the shares of Genesis common stock outstanding (on a fully diluted basis) immediately after the exchange.

1.2          Closing. The closing of the Acquisition (the “Closing”) shall take place on or before October 15, 2006 (“Target Date”), or on such other date as may be mutually agreed upon by the parties. The actual date of Closing pursuant to this Agreement is referred to herein as the “Closing Date.”

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF GOLD HORSE

Gold Horse hereby represents and warrants to Genesis as follows:

2.1          Organization. Gold Horse has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2          Capitalization. The authorized capital stock of Gold Horse consists of 1,000 shares of common stock, no par value, of which at the Closing, no more than 1,000 shares shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Gold Horse, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Gold Horse’s capital stock.

2.3          Certain Corporate Matters. Gold Horse is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Gold Horse’s financial condition, results of operations or business. Gold Horse has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4          Authority Relative to this Agreement. Gold Horse has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Gold Horse and the consummation by Gold Horse of the transactions contemplated hereby have been duly authorized by the Board of Directors of Gold Horse and no other actions on the part of Gold Horse are necessary to authorize this Agreement or the transactions

AGREEMENT AND PLAN OF SHARE EXCHANGE

contemplated hereby. This Agreement has been duly and validly executed and delivered by Gold Horse and constitutes a valid and binding agreement of Gold Horse, enforceable against Gold Horse in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5          Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Gold Horse of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Gold Horse nor the consummation by Gold Horse of the transactions contemplated hereby, nor compliance by Gold Horse with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Gold Horse, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Gold Horse is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gold Horse, or any of its respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Genesis taken as a whole.

2.6          Books and Records. The books and records of Gold Horse delivered to the Genesis Shareholders prior to the Closing fully and fairly reflect the transactions to which Gold Horse is a party or by which they or their properties are bound.

2.7          Intellectual Property. Gold Horse has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Gold Horse infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8          Litigation. Gold Horse is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Gold Horse. Gold Horse is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Gold Horse, and Gold Horse knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Gold Horse or to which Gold Horse is a party.

2.9          Legal Compliance. To the best knowledge of Gold Horse, after due investigation, no claim has been filed against Gold Horse alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Gold Horse hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.10	Contracts. Gold Horse has delivered to Genesis copies of each and every:

(a)	Contract or series of related contracts with the Operating Companies; and

(b)	material agreements of Gold Horse not made in the ordinary course of business.

AGREEMENT AND PLAN OF SHARE EXCHANGE

All of the foregoing are referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Gold Horse or the other parties thereto. No notice of default or similar notice has been given or received by Gold Horse under any of such contracts.

2.11        Disclosure. The representations and warranties and statements of fact made by Gold Horse in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE GOLD HORSE SHAREHOLDERS

The Gold Horse Shareholders hereby represent and warrant to Genesis as follows:

3.1          Ownership of the Gold Horse Shares. Each Gold Horse Shareholder owns, beneficially and of record, good and marketable title to the Gold Horse Shares set forth opposite such Gold Horse Shareholder’s name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders’ agreements. Each Gold Horse Shareholder represents that such person has no right or claims whatsoever to any shares of Gold Horse capital stock, other than shares listed across such Gold Horse Shareholder on Schedule I and does not have any options, warrants or any other instruments entitling such Gold Horse Shareholder to exercise to purchase or convert into shares of Gold Horse capital stock. At the Closing, the Gold Horse Shareholders will convey to Genesis good and marketable title to the Gold Horse Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2          Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each Gold Horse Shareholder and constitutes a valid and binding agreement of each Gold Horse Shareholder, enforceable against each Gold Horse Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3          Restricted Securities. Each Gold Horse Shareholder acknowledges that the Genesis Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the Genesis Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Genesis Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Gold Horse Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4          Accredited Investor. Each Gold Horse Shareholder is an “Accredited Investor” as that term is defined in rule 501 of Regulation D promulgated under the Securities Act. Each Gold Horse Shareholder is able to bear the economic risk of acquiring the Genesis Shares pursuant to the terms of this Agreement, including a complete loss of such Gold Horse Shareholder’s investment in the Genesis Shares.

AGREEMENT AND PLAN OF SHARE EXCHANGE

3.5          Legend. Each Gold Horse Shareholder acknowledges that the certificate(s) representing such Gold Horse Shareholder’s pro rata portion of the Genesis Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

GENESIS AND THE GENESIS SHAREHOLDERS

Genesis and the Genesis Shareholders hereby represent and warrant, jointly and severally, to Gold Horse and the Gold Horse Shareholders as follows:

4.1          Organization. Genesis is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2          Capitalization. Genesis’s authorized capital stock consists of 220,000,000 shares of capital stock, 200,000,000 of which are designated as Common Stock, of which 84,010,561 shares are issued and outstanding, and 20,000,000 of which are designated as preferred stock, of which 15,900 shares of Series A Preferred Stock is issued and outstanding. When issued in accordance with this Agreement, the Genesis Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Genesis is a party or which are binding upon Genesis providing for the issuance by Genesis or transfer by Genesis of additional shares of Genesis’s capital stock and Genesis has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Genesis; except that there are warrants and options outstanding for the purchase of up to 22,471,611 shares of common stock, and there are 15,900 shares of Series A Preferred Stock which are convertible into 685,345 shares of common stock. There are no voting trusts or any other agreements or understandings with respect to the voting of Genesis’s capital stock. There are no obligations of Genesis to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing. Upon consummation of the transactions contemplated in this Agreement, the shareholders of Gold Horse shall hold at least 65% of the capital stock of Genesis, assuming full exercise of all outstanding options and warrants, and the conversion, redemption, rescission or cancellation of the Genesis preferred stock.

4.3          Certain Corporate Matters. Genesis is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of Genesis’s properties or nature of Genesis’s business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Genesis has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and

AGREEMENT AND PLAN OF SHARE EXCHANGE

use the properties owned and used by it. Genesis has delivered to Gold Horse true, accurate and complete copies of its certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of Genesis are complete and correct in all material respects. The stock records of Genesis and the shareholder lists of Genesis that Genesis has previously furnished to Gold Horse are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Genesis’s capital stock and any other outstanding securities issued by Genesis. Genesis is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. Genesis is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4          Authority Relative to this Agreement. Each of Genesis and the Genesis Shareholders has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by Genesis and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Genesis and no other actions on the part of Genesis are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Genesis and the Genesis Shareholders and constitutes a valid and binding obligation of Genesis and each Genesis Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5          Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Genesis of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Genesis nor the consummation by Genesis of the transactions contemplated hereby, nor compliance by Genesis with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Genesis, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Genesis or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Genesis or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Genesis or any Subsidiary taken as a whole.

4.6          SEC Documents. Genesis hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Registration Statement on Form SB-2 as filed on September 1, 1999, and all amendments thereto; (b) Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005, 2004, 2003 and 2002, and any amendments thereto; (c) Quarterly Reports on Form 10-QSB for the periods ended March 31, 2006, 2005, 2004, 2003, and 2002; June 30, 2006, 2005, 2004, 2003, 2002; December 31, 2005, 2004, 2003, and 2002, and any amendments thereto; and (d) Current Reports on Form 8K filed in 2002 through the date of Closing. The SEC Documents constitute all of the documents and reports that Genesis was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC during the periods to which these reports relate. As of their respective dates, the SEC Documents

AGREEMENT AND PLAN OF SHARE EXCHANGE

complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Genesis included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Genesis as of the dates thereof and its consolidated statements of operations, shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Genesis, its business, financial condition or results of operations). Genesis has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.7	Financial Statements.

(a)           Included in the SEC Documents are the audited consolidated balance sheet of Genesis as at September 30, 2005 and 2004, and the related statement of operations, shareholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Sherb & Co., LLP (“Auditors”), independent auditors (collectively, “Genesis’s Audited Financials”).

(b)           Included in the SEC Documents are the unaudited consolidated balance sheet of Genesis as at June 30, 2006, and the related statement of operations, stockholders’ equity and cash flows for the six months then ended, as reviewed by the Auditors (“Genesis’s Interim Financials”).

(c)           Genesis’s Audited Financials and Genesis’s Interim Financials (collectively “Genesis’s Financial Statements”) are (i) in accordance with the books and records of Genesis, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Genesis as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Genesis, their respective businesses, financial conditions or results of operations.

4.8          Events Subsequent to Financial Statements. Except as disclosed in the SEC Documents, since September 30, 2005, there has not been:

(a)           Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Genesis;

(b)           Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Genesis;

(c)           Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Genesis or any redemption, purchase or other acquisition of any such shares;

AGREEMENT AND PLAN OF SHARE EXCHANGE

(d)           Any subjection to any lien on any of the assets, tangible or intangible, of Genesis;

(e)           Any incurrence of indebtedness or liability or assumption of obligations by Genesis;

(f)	Any waiver or release by Genesis of any right of any material value;

(g)	Any compensation or benefits paid to officers or directors of Genesis;

(h)           Any change made or authorized in the Certificate of Incorporation or Bylaws of Genesis;

(i)            Any loan to or other transaction with any officer, director or stockholder of Genesis giving rise to any claim or right of Genesis against any such person or of such person against Genesis; or

(j)            Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of Genesis.

4.9          Liabilities. Except as otherwise disclosed in Genesis’s Financial Statements, Genesis has no liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, Genesis and the Genesis Shareholders represent that upon Closing, Genesis will have no liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10	Tax Matters. Except as disclosed in the SEC Documents:

(a)           Genesis has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)          Genesis has paid, or adequately reserved against in Genesis’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)           To the best knowledge of Genesis, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Genesis’s tax returns; and

(d)           No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Genesis.

For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in Genesis’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

AGREEMENT AND PLAN OF SHARE EXCHANGE

4.11        Real Property. Other than as disclosed in the SEC Documents, Genesis does not own or lease any real property.

4.12        Books and Records. The books and records of Genesis delivered to the Gold Horse Shareholders prior to the Closing fully and fairly reflect the transactions to which Genesis is a party or by which they or their properties are bound.

4.13        Questionable Payments. Genesis, nor any employee, agent or representative of Genesis has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from Genesis’s funds to governmental officials for improper purposes or made any illegal payments from Genesis’s funds to obtain or retain business.

4.14	RESERVED

4.15        Intellectual Property. Genesis does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Genesis and the Genesis Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Genesis infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.16	Insurance. Genesis does not have any insurance policies in effect.

4.17        Contracts. Except as disclosed in the SEC Documents, Genesis has no material contracts, leases, arrangements or commitments (whether oral or written). Genesis is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.18        Litigation. Genesis is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Genesis. Genesis is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Genesis, and Genesis knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Genesis or to which Genesis is a party.

4.19        Employees. Other than as disclosed in the SEC Documents, Genesis does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. Genesis is not a party to or bound by any collective bargaining agreement. Except as disclosed in the SEC Documents, there are no loans or other obligations payable or owing by Genesis or any Subsidiary to any stockholder, officer, director or employee of Genesis, nor are there any loans or debts payable or owing by any of such persons to Genesis or any guarantees by Genesis of any loan or obligation of any nature to which any such person is a party.

AGREEMENT AND PLAN OF SHARE EXCHANGE

4.20        Employee Benefit Plans. Genesis does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Genesis.

4.21        Legal Compliance. To the best knowledge of Genesis, after due investigation, no claim has been filed against Genesis alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Genesis holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its respective businesses as presently conducted.

4.22        Subsidiaries and Investments. Except as disclosed in the SEC Documents, Genesis does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”).

4.23        Broker’s Fees. Genesis, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.24        Internal Accounting Controls. Genesis maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Genesis has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Genesis and designed such disclosure controls and procedures to ensure that material information relating to Genesis is made known to the certifying officers by others within those entities, particularly during the period in which the Genesis’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. Genesis’s certifying officers have evaluated the effectiveness of Genesis’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended June 30, 2005 (such date, the “Evaluation Date”). Genesis presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Genesis’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

4.25        Listing and Maintenance Requirements. Genesis is currently quoted on the OTC Bulletin Board and Genesis has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which Genesis’s common stock is or has been listed or quoted to the effect that Genesis is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market. Genesis is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

AGREEMENT AND PLAN OF SHARE EXCHANGE

4.26        Application of Takeover Protections. Genesis and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Genesis’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Gold Horse or the Gold Horse Shareholders as a result of the Acquisition or the exercise of any rights by Gold Horse or the Gold Horse Shareholders pursuant to this Agreement.

4.27        No SEC or NASD Inquiries. Neither Genesis nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.28        Disclosure. The representations and warranties and statements of fact made by Genesis in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION

5.1          Genesis Shareholders Indemnification. For a period of two years after the Closing, the Genesis Shareholders (each an “Indemnifying Party”) jointly and severally agree to indemnify Gold Horse, the Gold Horse Shareholders and each of the officers, agents and directors of Gold Horse or the Gold Horse Shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by Genesis and/or the Genesis Shareholders herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of Genesis or any Subsidiary prior to the Closing; or (B) the operations of Genesis prior to the Closing (the “Genesis Shareholders Indemnification”).

5.2          Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

AGREEMENT AND PLAN OF SHARE EXCHANGE

ARTICLE 6

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

6.1          Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Gold Horse and Genesis (and any Subsidiary) as each party may request. In order that each party may have the full opportunity to do so, Gold Horse and Genesis, the Gold Horse Shareholders and the Genesis Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of Gold Horse or Genesis or any Subsidiary as each party or its representatives may reasonably request and cause Gold Horse or Genesis and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2          Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3          Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Gold Horse and the Gold Horse Shareholders on the one hand and Genesis and the Genesis Shareholders on the other hand. Without the prior written consent of Gold Horse, the Gold Horse Stockholders, Genesis or the Genesis Shareholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4          Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

6.5          Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

AGREEMENT AND PLAN OF SHARE EXCHANGE

ARTICLE 7

CONDITIONS TO CLOSING

7.1          Conditions to Obligations of Gold Horse and the Gold Horse Shareholders. The obligations of Gold Horse and the Gold Horse Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries. At the Closing, Genesis and/or the Genesis Shareholders shall have delivered or caused to be delivered to Gold Horse and the Gold Horse Stockholders the following:

(i)            resolutions duly adopted by the Board of Directors of Genesis authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii)          a certificate of good standing for Genesis from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)         written resignations of all officers and directors of Genesis immediately prior to the Closing,

(iv)         duly executed unanimous written consent of the board of directors of the Company (a) appointing a successor CEO, CFO and Secretary to be designated by Gold Horse prior to the Target Date, and (b) appointing successor directors to be designated by Gold Horse prior to the Target Date, which designated directors shall constitute a majority of the board of directors at Closing.

(v)           stock certificates representing the Genesis Shares to be delivered pursuant to this Agreement registered with the names set forth in Schedule I;

(vi)         this Agreement and the Escrow Agreement duly executed by Genesis and the Genesis Shareholders;

(vii)        all corporate records, agreements, seals and any other information reasonably requested by Gold Horse’s representatives with respect to Genesis; and

(viii)       such other documents as Gold Horse and/or the Gold Horse Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True. The representations and warranties of Genesis and the Genesis Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Genesis and the Genesis Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           Assets and Liabilities.    At the Closing, neither Genesis nor any Subsidiary shall have any material assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.

AGREEMENT AND PLAN OF SHARE EXCHANGE

(d)           SEC Filings. At the Closing, Genesis will be current in all SEC filings required by it to be filed through the Closing Date.

(e)           Due Diligence. Gold Horse shall have delivered a written notice prior to or at Closing stating that it is fully satisfied with its due diligence of Genesis.

(f)           Preferred Shares. All issued and outstanding shares of preferred stock of Genesis shall either redeemed, rescinded or cancelled.

(g)           Amendment of Articles of Incorporation. Genesis shall have duly amended its Articles of Incorporation to increase the total authorized number of shares of common stock issuable by the company to at least 420,000,000 shares.

7.2          Conditions to Obligations of Genesis and the Genesis Shareholders. The obligations of Genesis and the Genesis Shareholders under this Agreement shall be subject to each of the following conditions:

(a)           Closing Deliveries. On the Closing Date, Gold Horse and/or the Gold Horse Shareholders shall have delivered to Genesis the following:

(i)	this Agreement duly executed by Gold Horse and the Gold Horse Shareholders;

(ii)	a stock certificate representing the Gold Horse Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and

(iii)	such other documents as Genesis may reasonably request in connection with the transactions contemplated hereby.

(b)           Representations and Warranties to be True. The representations and warranties of Gold Horse and the Gold Horse Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Gold Horse and the Gold Horse Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)           Due Diligence. Genesis shall have delivered, in its sole discretion, a written notice prior to the Target Date stating that it is fully satisfied with its due diligence review of Gold Horse.

ARTICLE 8

OTHER COVENANTS AND AGREEMENTS

8.1          Annual Meeting of Stockholders. Genesis shall use its reasonable best efforts to hold its annual meeting of stockholders as soon as practicable following the Closing, and elect directors to be designated by Gold Horse prior to the Target Date, to constitute a majority of the directors on the board of directors of the Company, effective upon Closing.

AGREEMENT AND PLAN OF SHARE EXCHANGE

8.2          Subsequent Equity Issuances. From the date of the Closing until 12 months after the Closing, Genesis shall not, without the prior written consent from one of the Genesis Shareholders, issue an amount of shares of Genesis’s common stock in excess of 5% of the issued and outstanding common stock of Genesis as of the date of the Closing to any person; provided, however, this provision shall not apply to the following issuances: (i) common stock issued in connection with a public or private offering of Genesis’s common stock for the purpose of raising capital; (ii) common stock issued in connection with a merger or acquisition consistent with its plan of operations; (iii) common stock issued in connection with any recapitalization of Genesis’s common stock; or (iv) of up to 5% of the issued and outstanding common stock of Genesis as of the date of the Closing to Genesis’s consultants and advisors.

ARTICLE 9

AMENDMENT, TERMINATION AND ASSIGNMENT

9.1          Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

9.2	Termination. This Agreement may be terminated:

(a)           at any time before, or at, Closing by the mutual written agreement of Gold Horse and Genesis;

(b)           prior to the Closing by any Party at any time if any provision (including, but not limited to, the representations and warranties) of this Agreement that is applicable to or required to be performed by the other Party shall be materially untrue or fail to be accomplished by the Target Date; or

(c)           if any conditions set forth in Articles 6, 7 and 8 hereof have not been fully satisfied by the Target Date.

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each Party shall bear all costs and expenses as that Party has incurred.

9.3          Assignment and Assumption. This Agreement may not be assigned by any Party hereto, except that the rights, obligations, representations and warranties of Genesis hereunder may be assigned to its subsidiary with the prior written consent of Gold Horse.

ARTICLE 10

GENERAL PROVISIONS

10.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

10.2        Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

AGREEMENT AND PLAN OF SHARE EXCHANGE

10.3        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

10.4        Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

10.5        Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

10.6        Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, U.S.A. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Orlando, Florida and each party hereby waives any right to object to the convenience of such venue.

10.7        Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.8        Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

10.9        Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.10      Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[SIGNATURES FOLLOW]

AGREEMENT AND PLAN OF SHARE EXCHANGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Gold Horse International, Inc.

By:	/ s/ Yang Liankuan
Yang Liankuan
Chief Executive Officer

Genesis Technology Group, Inc.

By:	/s/ Gary Wolfson
Name:	Gary Wolfson
Title:	Chairman and CEO
Address:	7900 Glades Road
Suite 420
Boca Raton, FL 33434

AGREEMENT AND PLAN OF SHARE EXCHANGE

SIGNATURE PAGE OF GOLD HORSE SHAREHOLDERS

/s/ Yang Liankuan

By: Yang Liankuan

(PRC ID Card No.: 150103570713017)

Shares of Gold Horse owned by Yang Liankuan: 70%

/s/ Ma Runlan

By: Ma Runlan

(PRC ID Card No.: 150103600421102)

Shares of Gold Horse owned by Ma Runlan: 15%

/s/ Yang Yang

By: Yang Yang

(PRC ID Card No.: 150103820724052)

Shares of Gold Horse owned by Yang Yang: 15%

AGREEMENT AND PLAN OF SHARE EXCHANGE

SIGNATURE PAGE OF GENESIS SHAREHOLDERS

/s/ Gary Wolfson

Gary Wolfson

/s/ Kenneth Clinton

Kenneth Clinton

/s/ Adam Wasserman

Adam Wasserman

AGREEMENT AND PLAN OF SHARE EXCHANGE

Schedule I

Shareholder Name/Address	Gold Horse Shares	Genesis Shares
Yang Liankuan	700	214,335,034
Ma Runlan	150	45,928,936
Yang Yang	150	45,928,936
TOTAL:	1,000	306,192,906

AGREEMENT AND PLAN OF SHARE EXCHANGE